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NEWS ANNOUNCEMENT


Date:             April 25, 2007

Contact:          Susan J. Cooke

To:               News Media

Release Date:     Immediate


                          COASTAL FINANCIAL CORPORATION
                  ANNOUNCES FISCAL 2007 SECOND QUARTER EARNINGS


Myrtle Beach, South Carolina, (April 25, 2007) . . . Coastal Financial Corporation (Nasdaq/CFCP) today announced earnings for the second fiscal quarter ended March 31, 2007.

Net income for the second quarter of fiscal 2007 decreased 4.7% to $4.4 million or $0.20 per share ($0.19 per share diluted), as compared to $4.6 million or $0.22 per share ($0.21 per share diluted) for the same period of fiscal 2006.

Net income for the first two quarters of fiscal 2007 increased 2.4% to $9.3 million or $0.42 per share ($0.41 per share diluted), compared to $9.1 million or $0.42 per share ($0.41 per share diluted) for the same period of fiscal 2006.

At March 31, 2007, assets totaled $1.68 billion, an increase of 2.1% from $1.64 billion at March 31, 2006. During the same period, Customer Deposits decreased 0.8%, from $891.1 million to $883.9 million, and net loans receivable increased 7.7%, from $1.0 billion to $1.1 billion. In comparing the second quarters of fiscal 2006 and 2007, net interest income after provision for loan losses grew 7.5% to $13.8 million. Returns on average assets and average equity were 1.12% and 15.59%, respectively, for the six months ended March 31, 2007, as compared to 1.14% and 18.38% for the comparable period in fiscal 2006.

At March 31, 2007, non-performing assets to total assets was 0.20% as compared with 0.26% at March 31, 2006.

                                     -MORE-

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Michael C. Gerald, President and Chief Executive Officer of Coastal Financial
Corporation, noted that, during the second quarter of fiscal 2007, the corporation announced a 9.9% increase in fiscal 2007 first quarter net income, and a $.05 per share cash dividend payable April 20, 2007 to Shareholders of record April 6, 2007.

Coastal Financial Corporation, headquartered in Myrtle Beach, South Carolina, offers a broad range of commercial, consumer and mortgage financial services through its subsidiary, Coastal Federal Bank. Coastal Federal Bank, with assets of $1.7 billion, is a federally chartered and FDIC insured community bank with twenty-four offices serving the Communities of Horry and Georgetown Counties, South Carolina and Brunswick and New Hanover Counties, North Carolina. Additional information about Coastal Federal is available on its web site at www.coastalfederal.com.

STOCK TRADING INFORMATION

The common stock of Coastal Financial Corporation is traded on the Nasdaq Stock Market under the symbol "CFCP." For information, contact Raymond James Financial Services at 1-843-918-7600.

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

Coastal Financial Corporation offers Shareholders a Dividend Reinvestment and Direct Stock Purchase Plan which provides existing and new shareholders a convenient means for making purchases of Coastal Financial shares free of fees and brokerage commissions. Additional cash contributions, up to $1,000 per quarter, can be made to purchase additional shares. For more information, contact the Transfer Agent at 1-800-866-1340, Ext. 2514, or Investor Relations.

SHAREHOLDER SERVICES

Shareholders desiring to enroll in the Coastal Financial Corporation Dividend Reinvestment Plan, change the name, address, or ownership of their stock certificates, report lost or stolen certificates, or consolidate accounts should contact the Transfer Agent at 1-800-866-1340, Ext. 2514, or Investor Relations.

INVESTOR RELATIONS

Analysts, investors and others seeking financial information should contact:
      Susan J. Cooke - Senior Vice President and Secretary
      Coastal Financial Corporation
      2619 Oak Street
      Myrtle Beach, South Carolina  29577
      (843) 205-2676

                                     -MORE-

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FORWARD LOOKING STATEMENTS

This report may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond the Company's control and which may cause its actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include, among other things:

o Competitive pressures among depository and other financial institutions in the Company's market areas may increase significantly.

o Adverse changes in the economy or business conditions, either nationally or in the Company's market areas, could increase credit-related losses and expenses and/or limit growth.

o Increases in defaults by borrowers and other delinquencies could result in increases in the Company's provision for losses on loans and related expenses.

o The Company's inability to manage growth effectively, including the successful expansion of the Company's Customer support, administrative infrastructure and internal management systems, could adversely affect the Company's results of operations and prospects.

o Fluctuations in interest rates and market prices could reduce the Company's net interest margin and asset valuations and increase expenses.

o The consequences of continued bank acquisitions and mergers in the Company's market areas, resulting in fewer but much larger and financially stronger competitors, could increase competition for financial services to the Company's detriment.

o The Company's continued growth will depend in part on its ability to enter new markets successfully and capitalize on other growth opportunities.

o Changes in legislative or regulatory requirements, or actions by the Securities and Exchange Commission ("SEC"), the Financial Accounting Standards Board ("FASB"), or the Public Company Accounting Oversight Board, applicable to the Company and its subsidiaries could increase costs, limit certain operations and adversely affect results of operations.

                                     -MORE-

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o Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations may increase the Company's tax expense or adversely affect its Customers' businesses.

o Company initiatives now in place or introduced in the future, not producing results consistent with historic growth rates or results which justify their costs.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements in this report. Except as may be required by applicable law or regulation, the Company undertakes no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                          COASTAL FINANCIAL CORPORATION
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
            (Unaudited - Dollars in Thousands Except Per Share Data)


                                             Three Months Ended                                 Six Months Ended
                                     March 31,     March 31,     Percentage           March 31,       March 31,     Percentage
                                       2007         2006           Change               2007            2006          Change
                                     ---------     ---------     ----------           --------        ---------     ----------

Interest Income                      $27,266       $24,138          12.96%             $54,664         $47,176         15.87%
Interest Expense                      13,461        10,970          22.71%              26,995          20,732         30.21%
                                     ---------     ---------                          --------        ---------

Net Interest Income                   13,805        13,168          4.84%               27,669          26,444          4.63%

Provision for Loan Losses                  0           330       -100.00%                  225             730        -69.18%
                                     ---------     ---------                          --------        ---------

Net Interest Income After
  Provision for Loan Losses           13,805        12,838          7.53%               27,444          25,714          6.73%

Other Income (1)                       4,965         4,201         18.19%                9,996           7,790         28.32%

General & Administrative
  Expenses (2)                        12,065         9,926         21.55%               23,314          19,606         18.91%
                                     ---------     ---------                          --------        ---------

Earnings Before Taxes                  6,705         7,113         -5.74%               14,126          13,898          1.64%

Income Taxes                           2,280         2,469         -7.65%                4,819           4,810          0.19%
                                     ---------     ---------                          --------        ---------

Net Income                           $ 4,425       $ 4,644         -4.72%              $ 9,307         $ 9,088          2.41%
                                     =========     =========                          ========        =========

Earnings Per Common Share(3)(4)

  Basic                              $  0.20       $  0.22         -9.09%              $  0.42         $  0.42            n/a
                                     =========     =========                          ========        =========

  Diluted                            $  0.19       $  0.21         -9.52%              $  0.41         $  0.41            n/a
                                     =========     =========                          ========        =========

Average Common Shares
 Outstanding(3)(4)

Basic (in thousands)                  22,228         21,502         3.38%               22,180          21,437          3.47%

Diluted (in thousands)                22,871         22,184         3.10%               22,838          22,132          3.19%

Net Interest Margin                     3.54%          3.57%       -0.84%                 3.54%           3.64%        -2.75%

Return on Average Assets                1.06%          1.15%       -7.83%                 1.12%           1.14%        -1.75%

Return on Average Equity               14.43%         18.63%      -22.54%                15.59%          18.38%       -15.18%


(1) Gains on sales of securities of zero and $25 are included in other income for the quarter and six months ended March 31, 2007, respectively. For the quarter and six months ended March 31, 2006, gains (losses) on sales of securities were $30 and ($16), respectively.

(2) Expenses related to the proposed merger with BB&T Corporation, primarily consisting of professional fees, totaled approximately $718 and $1.1 million for the quarter and six months ended March 31, 2007, respectively. In addition, the quarter and six-month periods ended March 31, 2007, include a charitable contribution pledge of $1.0 million.

(3) Earnings per share and average common shares outstanding for the quarter and six months ended March 31, 2006 have been computed to conform to the alternative transition method as provided under FSP FAS 123R-3 "Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards," adopted by the Company effective October 1, 2006.

(4) All share and per share data have been retroactively restated for all common stock dividends.

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                          COASTAL FINANCIAL CORPORATION
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
            (Unaudited - Dollars in Thousands Except Per Share Data)
                                   (CONTINUED)


                                                                                Percentage
                                        At             At             At        Change from
                                     March 31,      Sept 30,       March 31,   September 30,
                                       2007           2006           2006          2006
                                     ---------      --------       ----------  -------------

Total Assets                       $1,677,734     $1,659,475     $1,643,991        1.10%

Loans Receivable, Net              $1,086,259     $1,090,084     $1,008,168       -0.35%

Customer Deposits (1)              $  883,921     $  909,788     $   891,13       -2.84%

Shareholders' Equity               $  129,318     $  112,824     $  100,209       14.62%

Non-Performing Assets
  to Total Assets (2)                    0.20%          0.21%          0.26%      -4.76%

Allowance for Loan Losses as a
  Percentage of Total Net Loans          1.17%          1.17%          1.21%         n/a

Tangible Book Value
  Per Share                        $     5.70     $     5.20     $     4.65        9.62%




                                              At or for the             At or for the
                                           Three Months Ended        Three Months Ended
                                                March 31,                 Sept. 30,          Percentage
                                                  2007                     2006                Change
                                           ------------------        ------------------      ----------
Credit Quality:
  Non-Performing Loans                           $2,758                 $  2,990               -7.76%
  Non-Performing Loans as a % of Loans             0.25%                    0.27%              -7.41%
  Allowance for Loan Losses as a % of
    Non-Performing Loans                         461.86%                  425.67%               8.50%
  Non-Performing Assets (2)                      $3,390                 $  3,561               -4.80%
  Non-Performing Assets as a % of Loans
    and Foreclosed Property                        0.31%                    0.33%              -6.06%
  Net Loan Charge-Offs
    as a % of Average Loans (Annualized)           0.01%                    0.02%             -50.00%

Stock Performance at quarter end:
  Market Price Per Share of Common Stock       $  15.63                 $  12.60               24.05%
  Indicated Annual Dividend                       $0.20                    $0.20                  n/a
  Dividend Yield                                   1.28%                    1.59%             -19.50%
  Price/Book Ratio                               274.00%                  242.00%              13.22%
  Market Capitalization                        $354,879                 $273,250               29.87%



(1) Customer Deposits exclude brokered deposits. Brokered deposits were $159,662, $153,317 and $189,304 at March 31, 2007, September 30, 2006 and March
31, 2006, respectively.

(2) Non-performing assets consist of non-accrual loans 90 days or more past due and real estate owned.